UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2006

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

1.             Adoption of 2006 Stock Incentive Plan

On June 22, 2006, at the 2006 Annual Meeting of Stockholders of SRS Labs, Inc. (the “Company”), the Company’s stockholders approved the adoption of the SRS Labs, Inc. 2006 Stock Incentive Plan (the “Plan”), which previously had been approved by the Company’s Board of Directors (“Board”), subject to such stockholder approval. The Plan permits grants of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred share units and performance-based awards (collectively, “Awards”). The Company’s Board and/or Compensation Committee (“Committee”) has the authority to determine the type of Award, as well as the amount, terms and conditions of each Award, under the Plan, subject to the express limitations and other provisions of the Plan. A summary description of the Plan is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2006 in connection with the Annual Meeting of Stockholders held on June 22, 2006.

The purpose of the Plan is to attract, retain and motivate select employees, officers, consultants, and directors of the Company and its affiliates. The Board approved the Plan because it believes that the Company needs an updated employee benefit plan to replace the 1996 SRS Labs, Inc. Long Term Incentive Plan in light of changes in the accounting rules and tax laws regarding compensation awards.

The Plan provides that no more than 1,500,000 shares of Common Stock may be issued pursuant to Awards under the Plan, including stock options and SARs. These shares shall be authorized but unissued shares, or shares that the Company has reacquired or otherwise holds in treasury or in a trust. The number of shares available for Awards, as well as the terms of outstanding Awards, are subject to adjustment as provided in the Plan for stock splits, stock dividends, recapitalizations and other similar events. Shares of Common Stock that are subject to any Award that expires, or is forfeited, cancelled or becomes unexercisable will again be available for subsequent Awards, except as prohibited by law. In addition, shares that the Company refrains from delivering pursuant to an Award as payment of either the exercise price of an Award or applicable withholding and employment taxes will be available for subsequent Awards. The Plan also contains certain limits with respect to the terms of different types of Awards and with respect to the number of shares subject to Awards that can be granted to a participant during any year.

The Board intends to register the shares of Common Stock that will become available for issuance under the Plan on a registration statement on Form S-8 to be filed with the Securities and Exchange Commission at the Company’s expense.

The term of the Plan will be ten years from June 22, 2006, the date that it was approved by the Company’s stockholders. The Board may from time to time, amend, alter, suspend, discontinue or terminate the Plan; provided that no amendment, suspension or termination of the Plan shall materially and adversely affect Awards already granted unless (i) it relates to an adjustment pursuant to certain transactions that change the Company’s capitalization,  (2) it is otherwise mutually agreed between the participant and the Committee, or (3) the Committee determines in good faith, before a change in control of the Company, that the modification is not materially adverse to the participant.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

2.             Bonus Payments related to Patent Reward Program

Based upon a Patent Reward Program of the Company, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein, the following executive officers of the Company will be awarded bonuses for their efforts relating to the recent issuance of certain patents in the United States:

Name	Payment
Thomas C.K. Yuen Chief Executive Officer	$2,000
Alan D. Kraemer Executive Vice President, Chief Technology Officer.	$7,000

Item 9.01.              Financial Statements and Exhibits.

Exhibit No.	Description
10.1	SRS Labs, Inc. 2006 Stock Incentive Plan
10.2	SRS Labs, Inc. Patent Reward Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRS LABS, INC., a Delaware corporation

Date: June 27, 2006	By:	/S/ THOMAS C.K. YUEN
Thomas C.K. Yuen Chairman of the Board and Chief Executive Officer